Exhibit 10(qq)

Employee Stock Compensation Plan Award Agreement

This document contains your Award Agreement and Grant Certificate under the Merrill Lynch & Co., Inc. Employee Stock Compensation Plan.

What you need to do

1.      Review the Award Agreement and Grant Certificate to ensure you understand their provisions. With each award you receive, provisions of your Award Agreement and Grant Certificate may change so it is important to review these documents*.

2. Print the Award Agreement and Grant Certificate and file them with your important papers.
3. Review your current Beneficiary Designation online at My Compensation and Benefits

* If you do not decline your Award Agreement and Grant Certificate by contacting your HR Manager by November 15, 2009 or such other date that may be communicated to you, you will be deemed to have accepted the terms of the Award Agreement and Grant Certificate and will be bound by them. If you decline your Award Agreement and Grant Certificate, your award will be cancelled and you will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the cancelled award.

Summary of Rule of 60 vesting condition

Below is a summary of the vesting condition for Rule of 60 that applies to eligible associates. You meet the Rule of 60 if your age plus length of service (computed as full years and completed months) equals 60, with a minimum of 10 years of service and no minimum age. Your service with Merrill Lynch is included for purposes of determining your length of service. If you do not meet the Rule of 60, this vesting condition does not apply to you.

The Rule of 60 vesting condition for this award only applies in case of your voluntary termination of employment. Different vesting provisions apply in the case of an involuntary termination of your employment without cause, as more fully described in the Award Agreement.

If you terminate your employment after you have attained the Rule of 60, the award will vest in accordance with the original vesting schedule so long as you comply with the Rule of 60 vesting condition, as follows:

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You must not work for a named competitor of Bank of America or its subsidiaries during the remaining vesting period of your award. The current list of named competitors is available at https://myportal-hr.worldnet.ml.com/media/66569.pdf. This list will be updated annually. The list in effect at your termination of employment will control.

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You must annually provide a written certification that you are not working for any of the named competitors. Each December, Bank of America will send to the most recent mailing address you have on record a certification form for you to complete and return. If you do not receive your form by early in the new year, you are responsible for obtaining a certification form by contacting the Employee Services Group at 866.654.7411. You will be considered in breach of the vesting condition if you fail to provide written certification as and when required. It is your sole responsibility to ensure that the company receives your annual certification. Accordingly, you need to keep the company apprised of any changes to your mailing address.

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If you comply with these requirements, your award will continue to vest in accordance with the original vesting schedule. However, if you fail to meet either of the above requirements, the unvested portion of your award will be immediately canceled.

For more information

For more information about your award, review your Award Agreement, Grant Certificate and the Plan, which together are the controlling documents for your award. The most recent list of named competitors appears at https://myportal-hr.worldnet.ml.com/media/66569.pdf.

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MERRILL LYNCH & CO., INC.

EMPLOYEE STOCK COMPENSATION PLAN

RESTRICTED UNITS AWARD AGREEMENT

This Restricted Units Award Agreement, including your Grant Certificate and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its subsidiaries.

Your Restricted Units are being granted under the Merrill Lynch & Co., Inc. Employee Stock Compensation Plan (the “Stock Plan”), which is now sponsored by Bank of America. A Prospectus describing the Stock Plan, which incorporates the terms and conditions of the Stock Plan, is enclosed with this Agreement. The Stock Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Stock Plan shall have the meanings given to them in the Stock Plan, as modified herein (if applicable).

The Restricted Units covered by this Agreement are being awarded to you in connection with your participation in the performance year 2008 program, subject to the following terms and provisions:

1.	Subject to the terms and conditions of the Stock Plan and this Agreement, Bank of America awards to you the number of Restricted Units shown in the Grant Certificate (the “Award”). Each Restricted Unit shall have a value equal to the Fair Market Value of one (1) share of Bank of America common stock.

2.	You acknowledge having read the Prospectus and this Agreement, and agree to be bound by all the terms and conditions of the Stock Plan and this Agreement.

3.	If a cash dividend is paid with respect to Bank of America common stock, you shall be paid in cash at the same time as cash dividends on actual shares of Bank of America common stock are paid an amount equal to the total cash dividend you would have received had your Restricted Units been actual shares of Bank of America common stock.

4.	The Restricted Units covered by this Award shall become earned by, and payable to, you in the amounts and on the dates shown on Exhibit A and the enclosed Grant Certificate.

5.	You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by Bank of America as a condition precedent to the delivery of any shares of Bank of America common stock pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell any of said shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold Bank of America harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.

6.	If you have not designated a beneficiary to receive payment in connection with past Awards or in connection with the Restricted Units covered by this Agreement, you may wish to consider doing so at My Compensation and Benefits. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate. If you wish to change past Beneficiary Designations or specify a new beneficiary for this Award, you may do so at My Compensation and Benefits.

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7.	The existence of this Award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Bank of America common stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.	Bank of America may, in its sole discretion, decide to deliver any documents related to this grant or future awards that may be granted under the Stock Plan by electronic means or request your consent to participate in the Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Stock Plan through an on-line or electronic system established and maintained by Bank of America or another third party designated by Bank of America.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.

9.	Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (Tax-Related Items), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Units, including the grant and vesting of the Restricted Units, the subsequent sale of shares acquired upon the vesting of the Restricted Units and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate your liability for Tax-Related Items.

In the event Bank of America determines that it and/or your employer must withhold any Tax- Related Items as a result of your participation in the Stock Plan, you agree as a condition of the grant of the Restricted Units to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Restricted Units. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares received in payment for your Restricted Units; and at the time of payment, withholding shares sufficient to meet minimum withholding obligations for Tax-Related Items. Bank of America may refuse to issue and deliver shares in payment of any earned Restricted Units if you fail to comply with any withholding obligation.

10.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of New York and the laws of the United States, as provided in the Stock Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of New York and agree that such litigation shall be conducted solely in the courts of New York County, New York or the federal courts for the United States for the District Court for the Southern District of New York, where this grant is made and/or to be performed, and no other courts.

11.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Restricted Units. Any prior agreements, commitments or negotiations concerning the Restricted Units are superseded. Subject to the terms of the Stock Plan, this Agreement may only be amended by a written instrument signed by both parties.

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12.	If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer effective as of the date of grant listed in your Grant Certificate.

BANK OF AMERICA CORPORATION

By:	/s/ Kenneth D. Lewis

Chairman, Chief Executive Officer and President

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Exhibit A

Merrill Lynch & Co., Inc.

Employee Stock Compensation Plan

PAYMENT OF RESTRICTED UNITS

(a)      PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b) and (c) below, the Restricted Units shall become earned and payable in three (3) equal annual installments if you remain employed with Bank of America and its subsidiaries through each of the payment dates as follows:

Payment Date*	Number of Restricted Units That Become Earned and Payable
First anniversary of Grant Date	One-third (1/3) of Award
Second anniversary of Grant Date	One-third (1/3) of Award
Third anniversary of Grant Date	One-third (1/3) of Award

*Once your Restricted Units become earned and payable, shares of Common Stock will be delivered, as soon as administratively practicable, to a Merrill Lynch account. As a participant in the Stock Plan, you must designate a Merrill Lynch account into which shares of Common Stock will be deposited when they are released to you. This account cannot be a Trust Account, Individual Retirement Account or other tax-deferred account. You may use a joint account if you are the primary owner of the account. Account designations can be made on the Payroll Self Service Web Site at http://hr.worldnet.ml.com/edf2. (From the HR Intranet homepage, click on Payroll Self Service.) If you do not designate an account, a Merrill Lynch Limited Individual Investor Account (LIIA) will be opened on your behalf.

(b)      IMPACT OF TERMINATION OF EMPLOYMENT ON RESTRICTED UNITS. If your employment with Bank of America and its subsidiaries terminates prior to any of the above payment date(s), then any unearned Restricted Units shall become earned and payable or be canceled depending on the reason for termination as follows:

(i)	Death. Any unearned Restricted Units shall become immediately earned and payable as of the date of your termination of employment if your termination is due to death.

(ii)	Disability. Any unearned Restricted Units shall become immediately earned as of the date of your termination of employment if your termination is due to disability, and shall be paid in accordance with the schedule set forth in paragraph (a).

(iii)	Termination Without Cause or With Good Reason. If your employment is terminated by your employer without “Cause” or by you with “Good Reason” (as such terms are defined in your employment letter agreement dated May 1, 2008), then any unearned Restricted Units shall become immediately earned and payable as of the date of your termination of employment.

(iv)	Rule of 60. If you terminate your employment and are eligible for the Rule of 60, any unearned Restricted Units shall continue to become earned and payable in accordance with the schedule set forth in paragraph (a) above, provided that (A) you comply with the covenants set forth in this Award Agreement during such period; (B) you do not

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engage in Competition during such period, and (C) prior to each payment date, you provide Bank of America with a written certification that you have not engaged in Competition and have complied with each of the covenants listed in paragraph (c). To be effective, such certification must be provided on such form, at such time and pursuant to such procedures as Bank of America shall establish from time to time. If Bank of America determines in its reasonable business judgment that you have failed to satisfy either of the foregoing requirements, then any unearned Restricted Units shall be immediately canceled as of the date of such determination. In addition, from time to time following your termination of employment after having attained the Rule of 60, Bank of America may require you to further certify that you are not engaging in Competition, and if you fail to fully cooperate with any such requirement Bank of America may determine that you are engaging in Competition. If you engage in Competition before your Restricted Units become earned and payable, Bank of America shall have all rights to injunctive relief specified in paragraph (c)(vii).

(v)	Termination by Bank of America With Cause. If your employment is terminated by your employer with Cause, then any Restricted Units that were not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be canceled as of that date.

(vi)	All Other Terminations. If your employment is terminated for any other reasons than those specified in clauses (i) through (iv) including, but not limited to, any voluntary termination by you for any reason before you have attained the Rule of 60, any Restricted Units that were not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be canceled as of that date.

(vii)	Change in Control. Notwithstanding any provisions of the Stock Plan to the contrary, (A) the provisions of Article V of the Stock Plan (“Payments Upon Termination of Employment After a Change in Control”) shall not apply to this Award with respect to the Bank of America/Merrill Lynch merger; and (B) in the event of a Change in Control (as defined in the Stock Plan, but determined by reference to Bank of America Corporation rather than Merrill Lynch & Co., Inc.), your Restricted Units shall become immediately earned and payable as of the date of such Change in Control.

(viii)	6-Month Payment Delay. Notwithstanding the foregoing, the issuance of any shares in payment of Restricted Units that have become earned and payable upon your termination of employment shall be delayed until six (6) months following the date of your termination of employment if and to the extent required by Section 409A of the Code.

(c)      COVENANTS

(i)	Non-Solicitation. You agree that prior to the final payment date for your Award, you will not directly or indirectly solicit for employment any person who is an associate of Bank of America or any of its subsidiaries.

(ii)	Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, Bank of America or any of its subsidiaries or any of its or their current or former directors, officers or associates, including without limitation, in any and all interviews, oral statements,

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written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites; provided that, nothing in this paragraph (c)(ii) shall prohibit or restrict you from (i) providing information to, or otherwise assisting in, an internal investigation, an investigation by Congress, the Securities and Exchange Commission (“SEC”), or any other regulatory or law enforcement agency or self-regulatory organization (“SRO”); (ii) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of the SEC or any SRO or in an internal investigation by Bank of America or its subsidiaries or (iii) testifying, participating, or otherwise assisting in any case, administrative investigation or proceeding relating to an alleged violation of any discrimination or wage law.

(iii)	Confidential and Proprietary Information. You agree that all inventions, copyrightable material, trade secrets or other work conceived, developed or otherwise performed by you in the scope of your employment (during or after business hours) that are related to the financial services industry or related to Merrill Lynch products, services or supporting activities were disclosed to your manager, are the sole property of Bank of America and its subsidiaries and are “works for hire” that are owned by Bank of America. You agree that during your employment with Bank of America and following your termination, you will do whatever necessary to transfer to Bank of America or its subsidiaries, or to document its ownership of, any such property. You further agree not to challenge Bank of America’s ownership rights in such intellectual property, or claim that such intellectual property is owned or co-owned by another person or entity, including yourself. Furthermore, you agree not to use such intellectual property in any way or to attempt to transfer such intellectual property to any other person or entity. You agree that following any termination of employment, you will not, without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose provided that, nothing in this paragraph (c)(iii) shall prohibit or restrict you from (i) providing information to, or otherwise assisting in, an internal investigation, an investigation by Congress, the SEC, or any other regulatory or law enforcement agency or SRO; (ii) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of the SEC or any SRO or in an internal investigation by Bank of America or a subsidiary or (iii) testifying, participating, or otherwise assisting in any case, administrative investigation or proceeding relating to an alleged violation of any discrimination or wage law.

(iv)	Confidentiality. You also agree that, in the event your employment is terminated, you will not disclose the circumstances of your termination to any other party, except that, (i) you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential. Nothing in this paragraph (c)(iv) shall prohibit or restrict you from (i) providing information to, or otherwise assisting in, an internal investigation, an investigation by Congress, the SEC, or any other regulatory or law enforcement agency or SRO; (ii) testifying, participating, or otherwise assisting in a proceeding relating to an alleged

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violation of any federal law relating to fraud or any rule or regulation of the SEC or any SRO or in an internal investigation by Bank of America or a subsidiary or (iii) testifying, participating, or otherwise assisting in any case, administrative investigation or proceeding relating to an alleged violation of any discrimination or wage law.

(v)	Cooperation. You agree (i) to provide truthful and complete cooperation, including but not limited to, your appearance at interviews and depositions, in all legal matters, including but not limited to, regulatory and litigation proceedings relating to your employment or area of responsibility at Bank of America or its subsidiaries, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Bank of America’s counsel all documents in your possession or control relating to such regulatory or litigation matters.

(vi)	Notice and Non-Solicitation Period. Certain employees each of whom have been previously identified are required to provide Bank of America or a subsidiary with advance written notice of their voluntary termination of employment and not to solicit associates as more specifically contained in the Notice and Non-Solicitation Agreements provided by their business and functional groups. The terms of these documents are incorporated herein and are available from the Employee Services Group at 866.654.7411.

(vii)	Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the covenants contained in subparagraphs (i) and (iii) through (vi) of this paragraph (c) will result in injury to Bank of America and its subsidiaries for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Bank of America shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining you from engaging in activities prohibited by subparagraphs (i) and (iii) through (vi) of this paragraph (c) or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (i) and (iii) through (vi) of this paragraph (c).

(d)      FORM OF PAYMENT. Payment of Restricted Units shall be payable in the form of one share of common stock for each Restricted Unit that is payable.

(e)      DEFINITIONS. For purposes hereof, the following terms shall have the following meanings:

Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. Bank of America shall communicate such list to you.

Confidential Information means any information concerning the business or affairs of Bank of America or its subsidiaries which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your

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knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.

Disability means “disability” as defined from time to time under any long-term disability plan of Bank of America or subsidiary with which you are employed.

Rule of 60 means, as of the date of your termination of employment with Bank of America and its subsidiaries, you have (i) a length of service of at least ten (10) years and (ii) attained a combined age and length of service equal to at least sixty (60), giving effect to full years and completed months.

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